Sonic Foundry Announces Fourth Quarter and Fiscal 2016 Financial Results

MADISON, Wis. - December 22, 2016 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2016 fourth quarter and fiscal year ended September 30, 2016.

Fiscal 2016 Fourth Quarter Highlights

•	Total revenues of $9.5 million, represent an increase of 4% compared to $9.1 million in the fourth quarter of 2015, growth was driven by a 32% increase in cloud hosting revenues in the quarter.

•	Gross margin increased to $7.1 million, or 75% of sales compared to $6.5 million, or 71% of sales for the fourth quarter of 2015.

•	Adjusted EBITDA of $4,000 represented a positive swing of $216,000 compared to a loss of $(212,000) in the fourth quarter of fiscal 2015.

•	Net loss declined to $847,000 or $(0.19) per share compared to a net loss of $1,222,000 or $(0.28) per share in the fourth quarter of 2015.

•
Billings totaled $9.7 million in the fourth quarter of 2016, a decline of 16% compared to last year's same period; the company billed $2.6 million to two Middle East customers in the fourth quarter of fiscal 2015 which were not repeated in the fourth quarter of fiscal 2016.

•	Unearned revenue from services and products increased $1.4 million, or 11% and stood at $14.1 million as of September 30, 2016, compared to $12.7 million at the beginning of the year.

Fiscal 2016 Fourth Quarter Review

Total revenues of $9.5 million represented a 4% year-over-year increase, primarily due to a 32% increase in cloud hosting contracts revenue. The Company had $14.1 million in unearned revenue at September 30, 2016, an increase of $1.4 million or 11% from September 30, 2015. Billings associated with the Company's cloud hosting business at $1.5 million this quarter were 38% higher than the fourth quarter last year and billings for annual, recurring software licenses increased 53% to almost $700,000. The Company expects to recognize $4.5 million of this unearned revenue in the first quarter of fiscal 2017, and additionally expects to record revenue from a large international transaction that was billed in September 2015.

Consolidated gross margin of 75% was four percentage points higher than the same period last year, and was the result of greater efficiencies in our events business and by recognizing a high volume, lower margin international transaction last year. The company reported a net loss of $847,000 for the quarter and Adjusted EBITDA income of $4,000, both of which reflect the company's continued efforts to control its operating costs.

International product and service billings accounted for 41 percent of Sonic Foundry’s consolidated billings in the fourth quarter 2016, compared to 53 percent in the fourth quarter 2015. Q4 2016 revenue did not include billings of $625 thousand to our Chinese distributor. The criteria for recognizing revenue are very complex and requires significant judgement in determining when transactions are recognized. In support of our distributor's investment in establishing a company to address demand for our solution in China, we agreed to extended payment terms. While we have collected nearly $1 million from our distributor to date for their orders, we determined that revenue for the Q4 2016 order should be deferred. We believe our extended terms will approach more typical distributor terms by the end of fiscal 2017.

Fiscal 2016 billings were $39.5 million which were consistent with fiscal 2015 billings of $39.4 million. Fiscal 2015 included three very large transactions in the Middle East of $3.5 million as well as one large domestic transaction of $490 thousand. While additional large transactions were planned in fiscal 2016, and continue to be in our pipeline, customer construction and other delays caused no such large individual transactions to be recorded in fiscal 2016. Our base business, absent large deals, increased $4.1 million, from $35.4 million to $39.5 million, or 12%. The Company recorded cash generated from operations of $1.7 million in fiscal 2016 compared to a use of cash in operations of $3.1 million in fiscal 2015. Recurring revenue in fiscal 2016 totaled over $23 million or 61% of total revenue.

“Our 2016 performance shows continued improvement in the fundamentals of our business, with healthy gains in revenues and gross margins, which are now at the higher end of our historical range, and narrowing losses at the bottom line. Billings were flat in comparison to 2015 when we benefited from four large transactions with approximately $4 million in aggregate billings. While we had no similar large transactions in 2016, we still achieved base-business growth of 12%, and the large portion of our revenues which are recurring has us approaching profitability," said Gary Weis, CEO of Sonic Foundry.

“We expect to continue to drive top-line growth in 2017, both in our base business and the pipeline of large transactions, and look forward to closing a number of these large deals during the fiscal year. The progress of our China distributor is very encouraging and we believe they have laid the groundwork for both federal and local funding of education initiatives in China for 2017."

Outlook
The Company is providing metrics for fiscal 2017 including the following:

•	Billings growth from individual transactions of less than $450 thousand is expected to range between five and seven percent from $39.5 million in fiscal 2016.

•
Billings from remaining, larger transactions are inherently more complex in many ways – often requiring construction of new buildings or campuses – and may require modification to meet certain technical requirements. Our pipeline of expected large transactions is at approximately $5 million and believe we will be successful in several of those during fiscal 2017. Due to the inherent uncertainty, we cannot predict when or if we complete these transactions. Therefore we are providing guidance of between zero and $2 million in fiscal 2017.

•	Continue gross margin improvement from 74% in fiscal 2016 to 75% or better.

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended and years ended September 30, 2016 and 2015 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
Based on investor feedback, Sonic Foundry is seeking new ways to maximize the attendee experience for this live earnings call, therefore investors will see a slight format shift.

Attendees will view the presentation via the webcasting platform, Mediasite; and will then transition to a conference call for the question and answer portion of the presentation. Attendees will only hear the Q&A if they dial in.

We will continue to use investor input to evaluate the best format for future investor communications.

To access the webcast, go to www.sonicfoundry.com/earnings on or before December 22, 2016; the dial-in number will be provided during that webcast to participate in the question and answer portion. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry, Inc. (NASDAQ: SOFO) (the "Company") is the trusted global leader for video capture, management and webcasting solutions in education, business and government. Mediasite transforms communications, training, education and events for more than 4,300 customers in over 65 countries. Sonic Foundry is a leader in Aragon Research’s Globe™ for Video Content Management, winner of Frost & Sullivan’s Global Market Share Leadership Award in Lecture Capture Solutions for seven consecutive years, a leader in Forrester’s Enterprise Video Platforms and Webcasting Wave™ and a challenger in Gartner’s Magic Quadrant™ for enterprise video content management.

© 2016 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.

Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Tammy Jackson
Director of Communications
Sonic Foundry
608.770.9052
tammy@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
1951 Lowell Lane
Merrick, NY 11566
516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Consolidated Balance Sheets

(in thousands, except for share and per share data)

	September 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,794	$1,976
Accounts receivable, net of allowances of $225 and $150	11,646	12,659
Inventories	1,904	2,385
Prepaid expenses and other current assets	1,404	927
Total current assets	16,748	17,947
Property and equipment:
Leasehold improvements	879	904
Computer equipment	5,837	5,852
Furniture and fixtures	825	837
Total property and equipment	7,541	7,593
Less accumulated depreciation and amortization	5,510	4,785
Property and equipment, net	2,031	2,808
Other assets:
Goodwill	11,310	10,853
Customer relationships, net of amortization of $723 and $457	1,882	1,872
Software development costs, net of amortization of $533 and $429	—	104
Product rights, net of amortization of $287 and $164	385	508
Other intangibles, net of amortization of $236 and $190	76	112
Other long-term assets	726	599
Total assets	$33,158	$34,803
Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$1,772	$1,818
Accounts payable	961	2,026
Accrued liabilities	1,883	1,666
Unearned revenue	12,834	11,359
Current portion of capital lease and financing arrangements	283	211
Current portion of notes payable and warrant debt, net of discounts	1,567	1,299
Current portion of subordinated note payable	93	186
Total current liabilities	19,393	18,565
Long-term portion of unearned revenue	1,257	1,325
Long-term portion of capital lease and financing arrangements	231	196
Long-term portion of notes payable and warrant debt, net of discounts	871	2,080
Long-term portion of subordinated note payable	—	92
Derivative liability, at fair value	67	109
Other liabilities	259	311
Deferred tax liability	4,564	4,322
Total liabilities	26,642	27,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 4,424,275 and 4,376,456 shares issued and 4,411,559 and 4,363,740 shares outstanding	44	44
Additional paid-in capital	197,064	195,973
Accumulated deficit	(190,214)	(186,897)
Accumulated other comprehensive loss	(183)	(1,122)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	6,516	7,803
Total liabilities and stockholders’ equity	$33,158	$34,803

Sonic Foundry, Inc.

Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Quarters Ended September 30,		Years Ended September 30,
	2016	2015	2016	2015
Revenue:
Product	$3,983	$3,854	$15,823	$15,884
Services	5,377	5,154	21,734	20,160
Other	95	48	418	415
Total revenue	9,455	9,056	37,975	36,459
Cost of revenue:
Product	1,636	2,110	6,459	7,406
Services	717	496	3,526	3,229
Total cost of revenue	2,353	2,606	9,985	10,635
Gross margin	7,102	6,450	27,990	25,824
Operating expenses:
Selling and marketing	4,347	4,513	17,801	18,016
General and administrative	1,410	1,302	5,628	5,635
Product development	1,838	1,543	6,837	6,265
Total operating expenses	7,595	7,358	30,266	29,916
Income (loss) from operations	(493)	(908)	(2,276)	(4,092)
Non-operating income (expenses):
Interest expense, net	(142)	(143)	(594)	(372)
Other income (expense), net	(213)	(97)	(178)	46
Total non-operating income (expenses)	(355)	(240)	(772)	(326)
Loss before income taxes	(848)	(1,148)	(3,048)	(4,418)
Benefit (provision) for income taxes	1	(74)	(269)	(107)
Net loss	$(847)	$(1,222)	$(3,317)	$(4,525)
Loss per common share:
Basic net loss per common share	$(0.19)	$(0.28)	$(0.76)	$(1.04)
Diluted net loss per common share	$(0.19)	$(0.28)	$(0.76)	$(1.04)
Weighted average common shares – Basic	4,411,559	4,335,453	4,389,421	4,332,576
– Diluted	4,411,559	4,335,453	4,389,421	4,332,576

Sonic Foundry, Inc.
Consolidated Adjusted EBITDA Reconciliation
(in thousands)

	Quarters Ended September 30,		Years Ended September 30,
	2016	2015	2016	2015

Net loss	$(847)	$(1,222)	$(3,317)	$(4,525)
Add:
Depreciation and amortization	498	576	2,117	2,260
Income tax expense	(1)	74	269	107
Interest expense	164	143	594	372
Stock-based compensation expense	190	217	861	963
Adjusted EBITDA	$4	$(212)	$524	$(823)

Sonic Foundry, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2016	2015
Operating activities
Net loss	$(3,317)	$(4,525)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	652	669
Depreciation and amortization of property and equipment	1,553	1,599
Loss on sale of fixed assets	72	—
Provision for doubtful accounts	75	57
Deferred taxes	341	53
Stock-based compensation expense related to stock options and warrants	861	963
Remeasurement gain on subordinated debt	(3)	(202)
Remeasurement gain on derivative liability	(58)	(11)
Changes in operating assets and liabilities:
Accounts receivable	1,341	(4,379)
Inventories	514	(344)
Prepaid expenses and other current assets	(532)	169
Accounts payable and accrued liabilities	(966)	111
Other long-term liabilities	(60)	(86)
Unearned revenue	1,243	2,800
Net cash provided by (used in) operating activities	1,716	(3,126)
Investing activities
Purchases of property and equipment	(339)	(722)
Net cash used in investing activities	(339)	(722)
Financing activities
Proceeds from notes payable	500	2,336
Proceeds from line of credit	17,845	8,535
Payments on notes payable	(1,693)	(2,894)
Payments on line of credit	(17,958)	(6,727)
Payment of debt issuance costs	(36)	(122)
Proceeds from issuance of common stock and warrants	66	710
Proceeds from exercise of common stock options	—	41
Payments on capital lease and financing arrangements	(278)	(252)
Net cash provided by (used in) financing activities	(1,554)	1,627
Changes in cash and cash equivalents due to changes in foreign currency	(5)	(147)
Net decrease in cash and cash equivalents	(182)	(2,368)
Cash and cash equivalents at beginning of period	1,976	4,344
Cash and cash equivalents at end of period	$1,794	$1,976